PRESS RELEASE

Blue Bird Announces FY2024
Preliminary Unit Sales and Revenue
Fiscal Year Unit Sales up 6%; Record Net Revenue, up 19%

MACON, Ga. (October 25, 2024) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced select preliminary full-year, unaudited results for fiscal 2024.

Select Preliminary Full-Year 2024 Results:
•9,000 buses sold
•Record net sales revenue of $1.35B
•Record EV sales of 704 buses

Blue Bird sold 9,000 buses in fiscal 2024, up 6% and almost 500 units over prior year, reflecting the top end of guidance. Record sales revenue of $1.35B, was up 19% compared with prior year, and above guidance. Record electric vehicle sales of 704 buses was a significant 29% increase over last year.

Strong new order intake continued, yielding a fiscal year-end total backlog of more than 4,800 units, worth around $735M in revenue, up 10% from last year. EV backlog grew to a record level of nearly 630 buses, worth approximately $200M, driven largely by the ramp in orders from rounds 2 and 3 of the EPA’s Clean School Bus program, as expected.

“We are very pleased with our strong year-end performance resulting from the hard work by our team,” said Blue Bird’s President and CEO, Phil Horlock. “We are looking forward to discussing our full year 2024 results and fiscal 2025 outlook in our next earnings call on November 25, 2024”.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Blue Bird Investor Contact
Mark Benfield
Investor Relations
M: +1.478.822.2315
Mark.Benfield@blue-bird.com
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